AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           QUALITY FOOD CENTERS, INC.


                                    ARTICLE I

                                      Name

     The name of the Corporation is QUALITY FOOD CENTERS, INC.

                                   ARTICLE II

                                     Purpose

     The purpose of the Corporation shall be to transact any lawful business permitted under Chapter 23B of the Revised Code of Washington.

                                   ARTICLE III

                                  Capital Stock

     The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares of Common Stock having a par value of $.01 per share, which shall be the only class of shares of this Corporation.

                                   ARTICLE IV

                              No Preemptive Rights

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                    ARTICLE V

                                Cumulative Voting

     There shall be no cumulative voting of shares in this Corporation.

                                   ARTICLE VI

                               Number of Directors

     The number of directors constituting the entire Board of Directors of the Corporation shall be not less than one nor more than five as fixed from time to time by the Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The initial Board of Directors shall consist of two directors.

                                   ARTICLE VII

               Shareholder Voting on Significant Corporate Action

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

                                  ARTICLE VIII

                Indemnification of Directors, Officers and Agents

     The Corporation shall indemnify, to the fullest extent then permitted by the Corporation's Bylaws and Washington law, any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or serves or served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The foregoing right to indemnification shall not apply in respect of actions, suits or proceedings (or parts thereof) against the Corporation unless such action, suit or proceeding shall have been approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

     Any person other than a director or officer who is or was an employee or agent of the Corporation, or fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to such extent as the Board of Directors in its discretion at any time or from time to time may authorize.

                                   ARTICLE IX

                        Limitation on Director Liability

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for his or her conduct as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Washington law or the Corporation's Bylaws. Any amendment, modification or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                    ARTICLE X

     The name of the registered agent of this Corporation and the street address of its registered office are as follows:

                              CT CORPORATION SYSTEM
                           520 Pike Street, 26th Floor
                            Seattle, Washington 98101

     Effective as of the date of filing.

                                       QUALITY FOOD CENTERS, INC.



                                       By: DAN KOURKOUMELIS
                                           -------------------------------------
                                           Dan Kourkoumelis
                                       Its President